Exhibit 99.1
NEWS
[ONEOK Logo]	[ONEOK Partners Logo]
Analyst Contact: Dan Harrison	Analyst Contact: Ellen Konsdorf
918-588-7950	877-208-7318
Media Contact: Megan Washbourne	Media Contact: Beth Jensen
918-588-7572	402-492-3400

ONEOK and ONEOK Partners

Announce Executive Leadership Changes

Kyle Becomes Chairman, Will Retire in 2008;

Gibson is New Chief Executive Officer and ONEOK Board Member;

Kneale Named President and Chief Operating Officer

TULSA, Okla. -- Nov. 16, 2006 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) today announced executive leadership changes.

David Kyle, 54, chairman, chief executive officer and president of ONEOK and chairman and chief executive officer of ONEOK Partners, will become chairman of both entities, effective Jan. 1, 2007, and will retire as an employee on Jan. 1, 2008.

He will be succeeded by John W. Gibson, 54, as chief executive officer of ONEOK and president and chief executive officer of ONEOK Partners on Jan. 1, 2007. Gibson was also elected to the ONEOK board of directors, effective immediately. He is currently president and chief operating officer of ONEOK Partners.

In addition, James C. Kneale, 55, will become president and chief operating officer of ONEOK, effective Jan. 1, 2007. Kneale is currently executive vice president -- finance and administration and chief financial officer of ONEOK and ONEOK Partners. A new chief financial officer will be named by the end of the year.

"Today's announcement is the result of a very deliberate and thoughtful process by the board to put in place an orderly succession plan to guide ONEOK and ONEOK Partners into the future," Kyle stated. "We are fortunate to have such a talented and experienced management team to lead both organizations. Both John and Jim are proven leaders, with the skills and experience to execute our strategic plan, grow both organizations and be responsible stewards of the company's legacy," Kyle added.

"Our strategic direction will not change," Gibson added. "ONEOK Partners and its current $1.1 billion backlog of internally generated growth projects will drive the growth of both ONEOK and ONEOK Partners. I look forward to working with David, Jim and the board during the next year to ensure a smooth leadership transition."

"With a strong leadership team in place, completion of the ONEOK Partners transaction earlier this year -- the largest in the company's history -- and celebration of our 100th anniversary, the timing was right to announce our succession plan and a new era of leadership," Kyle added. "It has always been my wish to retire early. I'm in good health and have some other things I want to accomplish, including spending more time with my family, getting more involved in charitable efforts and traveling."

Kyle was named chairman, president and chief executive officer of ONEOK, Inc. in August 2000, after three years as president and chief operating officer of the company. He became chairman and chief executive officer of ONEOK Partners in April 2006. He joined Oklahoma Natural Gas Company in 1974 as an engineer trainee and held positions of increasing responsibility before becoming vice president of gas supply in 1986 and executive vice president in 1990. He was named president of Oklahoma Natural Gas Company in 1994. Kyle has an industrial engineering and management degree from Oklahoma State University and a master's degree in business administration from the University of Tulsa. He is also a graduate of Harvard Business School's advanced management program.

Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an executive vice president. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses, including vice president of marketing of its natural gas subsidiary GPM Gas Corp. He holds an engineering degree from the University of Missouri at Rolla.

Kneale joined ONEOK in 1981 as a vice president of the company's energy operations, moving to Oklahoma Natural Gas Company as vice president of accounting in 1992 and becoming president of the utility in 1997, holding that post until 1999 when he became chief financial officer of ONEOK. He holds an accounting degree from West Texas A&M in Canyon, Texas.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns

45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. OKE-FG OKS-FG

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-G OKS-G

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